EXHIBIT 99.2
SOLICITATION PARTICIPANT INFORMATION
     The participants in the proxy solicitation may include Adams Golf, Inc. and directors, officers, employees, representatives, and agents of Adams Golf, Inc. Descriptions of the direct or indirect interests, by security holdings or otherwise, of the participants may be obtained by contacting: Patty Walsh, Director, Investor Relations, Adams Golf, Inc. at (972) 673-9000 or pattywalsh@adamsgolf.com.